UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 28, 2010

OUTDOOR CHANNEL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-17287	33-0074499

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
43445 Business Park Drive, Suite 103
Temecula, California 92590
(Address of principal executive offices, including zip code)
(951) 699-6991
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
See Item 5.02 below.
Item 5.02 Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 1, 2010, Outdoor Channel Holdings, Inc. issued a press release announcing the appointment of Mr. Thomas D. Allen to the position of Executive Vice President and Chief Financial Officer. A copy of this press release is attached hereto as Exhibit 99.1
Employment Agreements.
The Company entered into Employment Agreements with Mr. Douglas J. Langston as of June 28, 2010 and with Mr. Thomas D. Allen as of June 29, 2010 (each an “Agreement,” and collectively, the “Agreements”). With respect to Mr. Langston, the Agreement supersedes in its entirety all prior agreements between the Company and the executive (with the exception of the Company’s standard form of confidential information and intellectual property agreement and the Executive’s standard forms of equity award agreement), including, specifically the Change of Control Severance Agreement.
The Agreements with Messrs. Langston and Allen are attached to this filing as Exhibits 99.2 and 99.3 respectively, and incorporated by reference herein.
Mr. Langston’s agreement has an initial term commencing on June 28, 2010 and ending on December 31, 2012; Mr. Allen’s agreement has an initial term commencing on July 16, 2010, and ending on December 31, 2013. At the end of the term for each Agreement, and on each anniversary thereafter, the Agreements will automatically renew for additional one (1) year terms, unless either party to the Agreement provides written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal.
The Agreements set the salaries for the Executives as follows:
•	Mr. Langston’s initial annual salary will be $204,000.

•	Mr. Allen’s initial annual salary will be $350,000.
Pursuant to his Agreement, Mr. Allen will initially receive a restricted stock grant of 80,000 shares on his initial day of employment, July 16, 2010. The restricted stock grant will be granted under and subject to the terms, definitions and provisions of the Company’s 2004 Long-Term Incentive Plan (the “Plan”). Mr. Allen’s restricted stock grant will vest in equal quarterly installments, beginning as of his initial day of employment, such that the entire grant is 100% vested as of the fourth anniversary of his initial date of employment. The compensation committee of the company’s board of directors shall meet as soon as practicable after Mr. Allen’s start date to consider both internal and external parity regarding the number of shares of restricted stock held by Mr. Allen.

Annual Incentive, Change in Control and Benefits.
• For Mr. Langston only: During his employment with the Company pursuant to his Agreement, Mr. Langston will be eligible to receive annual cash incentives payable for the achievement of performance goals established by the Board of Directors or the Committee. During the term of the Agreement, Mr. Langston’s annual incentive target will be not less than forty percent (40%) of his base salary.
• For Mr. Allen only: During his employment with the Company pursuant to his Agreement, Mr. Allen will be eligible to receive annual cash incentives payable for the achievement of performance goals established by the Board of Directors or the Committee. During the term of the Agreement, Mr. Allen’s annual incentive target will be not less than fifty percent (50%) of his base salary. For fiscal year 2010, Mr. Allen’s annual incentive target will be prorated 60%.
The performance targets for Mr. Langston were previously disclosed in the Company’s Form 8-K filed with the SEC on January 25, 2010. In connection with his appointment, the compensation committee of the Board of Directors of the Company has approved and adopted the specific performance targets for Mr. Allen for Fiscal 2010 for determining whether any annual cash incentives are to be paid to Mr. Allen for performance, and if so, the amount of such cash incentives. Such performance goals include: (i) achieving targeted revenues and profitability; (ii) identifying and implementing expense savings; (iii) ensuring all financial and legal reports are timely prepared and filed with the SEC; (iv) successfully effecting strategic initiatives; (v) hiring and retaining key employees; and (vi) providing leadership and creating a working environment that fosters passion, teamwork and agility within the organization.
The compensation committee retains the sole and absolute discretion to determine any annual cash incentive bonuses paid pursuant to the Agreements. For Fiscal 2010, the compensation committee also retains the right to pay these executives a fully discretionary bonus.
Upon a Change in Control (as such term is defined in the Plan), all of Mr. Langston’s then outstanding awards relating to the Company’s common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, or otherwise) will vest in accordance with the terms and conditions specified in such awards and all of Mr. Allen’s then outstanding awards relating to the Company’s common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, or otherwise) will fully vest.
The Executives are eligible to participate in all benefit programs available to the Company’s executive officers.
Severance.
Messrs. Allen and Langston are eligible to receive severance benefits in the event of certain terminations of their employment. If a termination of employment (including the Executive’s resignation) occurs during the period that is either three (3) months prior to or within twelve (12)

months after a Change in Control, for purposes of the Agreement it will be considered “in connection with a Change in Control.”
• For Mr. Langston only: In the event that the Company terminates the Executive without Cause (as such term is defined in the Agreement), or the Executive resigns for Good Reason (as such term is defined in the Agreement), the Executive will receive (i) severance payments in equal monthly installments (less applicable withholding taxes) for a period of nine (9) months (if such termination or resignation is in connection with a Change in Control, for a period of twelve (12) months), and (ii) if the Executive elects continuation coverage pursuant to COBRA, and provided that Executive constitutes a qualified beneficiary under the Internal Revenue Code of 1986, as amended (the “Code”), the Company will reimburse Executive for the same level of health coverage and benefits as in effect for Executive on the day immediately preceding the date of termination until the earlier of (A) nine (9) months following the date of Executive’s termination or resignation (if such termination or resignation is in connection with a Change in Control, for a period of twelve (12) months), or (B) the date upon which Executive and his eligible dependents become covered under similar plans.
The monthly severance payments that Mr. Langston would be entitled to receive pursuant to his Agreement upon such a termination or resignation that is not in connection with a Change in Control would be $17,000 (resulting in an aggregate severance payment of $153,000); if such termination or resignation is in connection with a Change in Control, the monthly severance payments that Mr. Langston would be entitled to would be $27,083.33 (resulting in an aggregate severance payment of $325,000).
• For Mr. Allen only: In the event that the Company terminates the Executive without Cause (as such term is defined in the Agreement), or the Executive resigns for Good Reason (as such term is defined in the Agreement), the Executive will receive (i) severance payments in equal monthly installments (less applicable withholding taxes) for a period of twelve (12) months (if such termination or resignation is in connection with a Change in Control, for a period of eighteen (18) months), and (ii) if the Executive elects continuation coverage pursuant to COBRA, and provided that Executive constitutes a qualified beneficiary under the Internal Revenue Code of 1986, as amended (the “Code”), the Company will reimburse Executive for the same level of health coverage and benefits as in effect for Executive on the day immediately preceding the date of termination until the earlier of (A) twelve (12) months following the date of Executive’s termination or resignation (if such termination or resignation is in connection with a Change in Control, for a period of eighteen (18) months), or (B) the date upon which Executive and his eligible dependents become covered under similar plans.
The monthly severance payments that Mr. Allen would be entitled to receive pursuant to his Agreement upon such a termination or resignation that is not in connection with a Change in Control would be $31,250 (resulting in an aggregate severance payment of $375,000); if such termination or resignation is in connection with a Change in Control, the monthly severance payments that Mr. Allen would be entitled to would be $41,667 (resulting in an aggregate severance payment of $750,000).

The severance payments and other benefits to which the Executives may become entitled to pursuant to their Agreements will be subject to the following: (i) the Executive signing (and not subsequently revoking) a release of claims agreement; (ii) the Executive agreeing to non-compete, non-solicit and non-disparagement provisions that would be in effect during the period in which the Executive receives severance payments; and (iii) the Executive’s continued compliance with the Company’s standard form of confidential information and intellectual property agreement.
In the event that the severance payments and other benefits payable to either Mr. Langston or Mr. Allen constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then such Executive’s severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by the Executive on an after-tax basis of the greatest amount of benefits.

Exhibit
No.	Description

99.1	Outdoor Channel Holdings, Inc. News Release issued July 1, 2010.

99.2	Employment Agreement with Douglas J. Langston dated June 28, 2010.

99.3	Employment Agreement with Thomas D. Allen dated June 29, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OUTDOOR CHANNEL HOLDINGS, INC.
Date: July 1, 2010	/s/ Thomas E. Hornish
Thomas E. Hornish
Chief Operating Officer and General Counsel